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                                                                    Exhibit 10.7


                           Cott Corporation Letterhead






December 21, 2001



Mr. John Sheppard
VIA FAX

RE:      Employment Offer

Dear John:

         We are pleased to extend you an offer of employment as Executive Vice-President of Cott Corporation and President of its U.S. division, Cott Beverages, Inc. You will devote your full-time efforts to performing the duties associated with these positions and any other duties as may be assigned to you from time to time. You will report to the President and CEO of Cott Corporation, Frank Weise. Your office will be located in Tampa, Florida with a start date of January 14, 2002.

         You will be paid bi-weekly an annualized salary of $325,000. You will be entitled to four weeks vacation each year. You will also be entitled to participate in all benefit programs on the same terms as offered to other executives of Cott Beverages, Inc., including but not limited to a car allowance, medical, dental, disability and life insurance.

         In addition, you will be entitled to 150,000 options of Cott Corporation common stock in accordance with, and as governed by, The Restated 1986 Cott Corporation Common Share Option Plan. The options shall vest in accordance with the following schedule: 30% on the first anniversary, 30% on the second anniversary and 40% on the 3rd anniversary of the grant.

         You will be entitled to participate in the Cott Incentive Bonus Program, which is a discretionary annual bonus program. Your target bonus will be 100% of your current base salary and will be subject to achieving the objectives as determined and evaluated by the CEO and Board of Directors. For the first year, that being fiscal 2002, Cott will guarantee your bonus payout at 100% or $325,000 payable at the same time as all bonus participants.

         You will be entitled to a relocation package which includes reimbursement of out-of-pocket realtor and legal fees and moving expenses, as well as two trips for you and your family to visit the Tampa area. You will also receive a relocation bonus equivalent to two months base salary to be paid within one month of your start date.

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         You will receive two years of severance pay equivalent to your base salary and base bonus in the event your employment is terminated by the Company without cause. As a condition of your employment and in order to receive any severance or bonus incentive pay, you agree to execute and abide by a confidentially, non-solicitation and non-competition agreement which will apply during the term of your employment and for two years after your separation from employment for any reason.

         We will incorporate the terms of this offer as well as any other appropriate terms into an Executive Employment Agreement to be executed by you and the Company within 60 days from your start date.

         We are very pleased and excited about your joining us at Cott Beverages. Please indicate your acceptance of this offer by signing the acknowledgement below.



                                                 Yours truly,

                                                 /s/ Frank Weise III
                                                 -------------------------------
                                                 Frank Weise III


Agreed to and accepted:

/s/ John Sheppard
-------------------------------
John Sheppard